Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-3 (No. 333-184216) and Form S-8 (Nos. 333-130237, 333-157945, 333-164569, 333-171984, 333-179452, 333-186398 and 333-189797) of Cynosure, Inc. of our reports dated March 14, 2013, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc., and the effectiveness of internal control over financial reporting of Palomar Medical Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission, incorporated by reference in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 4, 2013